Exhibit 10.1
International Paper Company
Notice of Top Off Award under the
2025 Long-Term Incentive Plan (“LTIP”)
Performance Stock Units (PSUs) (Stock Settled)

Lance T. Loeffler
###HOME_ADDRESS###

THIS CERTIFIES THAT, effective August 5, 2025, the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of International Paper Company (the “Company”) has authorized a top-off grant (the “Top Off Award”) as an adjustment to the performance-based restricted stock units (“Performance Stock Units” or “PSUs”) originally awarded to Lance T. Loeffler (the “Participant”) on April 1, 2025 (the “Award”) under the terms and conditions of the International Paper Company 2024 Long-Term Incentive Compensation Plan (the “Plan”). The Top Off Award is subject to the Terms and Conditions on the reverse side of this certificate.

Date of Top Off Award:     August 5, 2025

Target Number of Top-Off PSUs:    15,916

Performance Period:    January 1, 2025 - December 31, 2027

The Committee has approved the target number of PSUs for this Top Off Award, which is 15,916. The actual number of PSUs that the Participant may receive under this Top Off Award will be based on the Company’s performance achievement over the performance period. The Company’s performance achievement is based 100% on the Company’s relative Total Shareholder Return (“TSR”) measured against the Company’s TSR Peer Group. The actual number of PSUs that the Participant may receive at the end of the performance period may be greater or less than the Participant’s target number of PSUs based on the Company’s actual performance achievement. The actual number of PSUs to be paid to the Participant at the end of the performance period may be reduced at the discretion of the Committee. The target number of Top Off PSUs will be determined utilizing the closing stock price of the business day immediately preceding the grant date.

Terms not otherwise defined in this certificate have the meaning assigned to them in the Plan. In the event of any inconsistency between the Terms and Conditions and the provisions of the Plan, the Plan will govern. By accepting this Award, the Participant acknowledges receipt of a copy of the Company’s LTIP prospectus, represents that he or she is familiar with the terms and conditions of the Plan and agrees to accept this Award subject to all the terms and conditions of the Plan and of the Award.

IN WITNESS WHEREOF, the Company has caused this Award to be executed by its duly authorized officer as of the 5th day of August, 2025.

International Paper Company
/s/ Andrew K. Silvernail

Andrew K. Silvernail
Chairman and Chief Executive Officer

TERMS AND CONDITIONS OF PERFORMANCE SHARE UNIT TOP OFF AWARD – STOCK SETTLED

This Long-Term Incentive Plan Top Off award agreement is made between you, the Participant, and International Paper Company, a New York corporation (the “Company”), by direction of the Management Development and Compensation Committee (the “Committee”) of the Board of Directors (the “Board”). This award (“Top Off Award”) is subject to the provisions of the Company’s 2024 Long-Term Incentive Compensation Plan (the “Plan”). Terms not defined herein are defined in the Plan. This award agreement serves as your acceptance of the Top Off Award and the terms and conditions described in this award agreement. You should review all the provisions in Part A below and also the provisions in Part B below that are specific to any jurisdiction that may be applicable to you. Part B prevails in the event of any inconsistency with any other documents or communications relating to your participation in the Plan.

Part A: General Provisions
1.Compliance with Laws and Regulations. It is intended that this Top Off Award, and any securities issued pursuant to this Top Off Award, will comply with all provisions of federal and applicable state securities laws.
2.Performance-Based Restricted Stock Units
(a)All performance-based restricted stock units (“Performance Share Units” or “PSUs”) issued under this Top Off Award will be contingently awarded with respect to the specific three-year performance period (the “Performance Period”) as described in the Notice of Award set forth on the reverse. PSUs may not be sold, transferred, pledged or assigned at any time. You will be asked to file a beneficiary designation form with the Company that names the beneficiary or beneficiaries of the Top Off Award.
(b)Payout of the Top Off Award is contingent solely upon the Company’s achievement of the performance goals over the Performance Period, and not on individual performance.
(c)All dividend equivalent units accrued during the Performance Period will be reinvested in additional PSUs (which will be allocated to the same Performance Period and will be subject to being earned on the same basis as the Top Off Award).
3.    Payment of Withholding Taxes. Generally, to pay withholding taxes due on an award upon payout, the Company will reduce the number of shares of common stock paid to you by an amount sufficient to pay statutorily required withholding taxes.
4.    Method of Determining Actual Award and Removal of Restrictions
(a)As soon as practicable after the Performance Period, the number of PSUs to be paid under this Top Off Award will be determined by the Committee. The decision by the Committee will be final, conclusive and binding upon all parties, including the Company, the shareowners and you. Following the Committee’s approval of the payout, you will receive unrestricted shares of Company common stock equal to the number of PSUs payable to you.
(b)You will receive prorated PSUs in the following events: (i) termination of your employment if you are eligible for a termination allowance (and, in the United States, you sign the Company’s termination agreement and release in connection with the payment of a termination allowance); (ii) termination of your employment as a result of the

Company’s divestiture of your business; (iii) death; (iv) Disability; or (v) voluntary resignation after retirement eligibility (as either your attainment of age 65, or your attainment of age 55 with at least ten years of service with the Company). In these events, you (or, if applicable, your beneficiary or estate) will receive the number of PSUs that would have been earned based on actual Company performance, prorated based on the number of months you were employed for at least one day during the Performance Period. Such PSUs are payable at the same time and in the same form as otherwise payable under the Plan.
(c)Your Top Off Award will be forfeited and cancelled upon the following events: (i) termination of your employment for Cause, (ii) in the United States, your refusal to sign the Company’s termination agreement and release in connection with the payment of a termination allowance, (iii) voluntary resignation before retirement eligibility , (iv) violation of a restrictive covenant agreement, such as a Non-Competition, Non-Solicitation or Confidentiality Agreement, (v) failure of an Executive Officer to provide one-year’s notice of retirement, (vi) your Misconduct, or (vii) termination of your employment on or before February 15 of the first year of the three-year performance period for the Top Off Award.
(d)Except as may be provided in a Change in Control Agreement, in the event of a Change in Control of the Company, the Top Off Award will be treated as described in the Administrative Guidelines for the Plan (the “Administrative Guidelines”).
(e)    In the event the Company’s financial statements are required to be restated as a result of errors, omissions or fraud, the Company may recover all or a portion of the Top Off Award with respect to any fiscal year of the Company in accordance with Administrative Guidelines. Additional mandatory clawback provisions apply to current and former Executive Officers, as defined in the Company’s Clawback Policy.
5.    Changes in Stock. In the event of any stock dividend, split, reclassification or other analogous change in capitalization, or any distribution (other than regular cash dividends) to holders of the Company’s common stock, the Committee will make such adjustments, if any, as it deems to be equitable in the number of PSUs awarded to you.
6.    Other Terms and Conditions
(a)You acknowledge that you have read, understood and agree with the Plan, this award agreement and any jurisdiction-specific notices in Part B below that may be applicable to you.
(b)The Board or the Committee may, at any time and from time to time, amend, modify or terminate the Plan without shareowner approval, subject to certain limitations described in the Plan. Further, the granting of an award is discretionary by the Company. The Company may change the eligibility or other provisions of the Plan with Committee approval at any time.
(c)You (or your estate or beneficiary) will promptly provide all information related to this Top Off Award that is requested by the Company for its tax returns.
(d)You (and your surviving spouse, beneficiary, executor, administrator, heirs, successors or assigns) hereby agree to accept as binding, conclusive and final all decisions that are made by the Committee with respect to interpretations of the terms and condition of the Plan or this Top Off Award and with respect to any questions or disputes arising under the Plan or this Top Off Award.
(e)Participation in the Plan and receipt of this Top Off Award will not give you any right to a subsequent award, or any right to continued employment by the Company for any period, nor will the granting of an award give the Company any right to your continued

services for any period. You understand that this Top Off Award is in addition to, and not a part of, your annual salary.
(f)You agree that if execution of one or more restrictive covenant agreements is required, this Top Off Award will be contingent upon your execution of such agreement(s).
(g)This Top Off Award is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will be interpreted in accordance with such intent.
(h)Eligibility to participate in the Plan, and any subsequent offers and participation, are not intended to constitute a public offer in any jurisdiction.
(i)The Plan is offered and administered by the Company and not by your employing entity (if different). All Plan documents, and any links by which you may access these documents, originate from and are maintained by the Company.
(j)All Plan documents may be communicated and stored electronically using means that are secure, private and accessible to the relevant parties. You consent to the sole use of electronic communications (including, without limitation, offer and acceptance) in connection with the Plan.
(k)You acknowledge that your personal data will be processed in accordance with the data privacy policy, notice and/or agreement that is applicable to you in connection with your employment or service.
(l)You accept that the Plan documents, including all related communications, may be in the English language only and it is possible that no translated or interpreted versions will be provided. The English versions of such documents will always prevail in the event of any inconsistency with translated or interpreted documents. You agree that you are responsible for ensuring that you fully understand the Plan documents.
(m)If you are a mobile employee, meaning that you are based in different jurisdictions during the course of your employment and/or your participation in the Plan or you are, or may be, subject to tax in more than one jurisdiction, you are strongly encouraged to inform the Company and to consult your personal tax adviser(s) regarding the tax treatment of the Top Off Award.
(n)The Top Off Award and related benefits under the Plan are in no way secured, guaranteed or warranted by the Company or any Affiliate and participation in the Plan involves certain risks. You should exercise caution in relation to Plan offers and/or participation. You should obtain independent professional advice if you are in doubt about any of the contents of the Plan documents and before taking actions in relation to the Plan.
(o)You acknowledge that there is a risk that Shares may fall or rise in value. Market forces may impact the price of Shares and, in the worst case, the market value of the Shares subject to your PSUs may become zero. You agree that neither the Company nor any Affiliate is liable for any loss due to movements in Share value.
(p)If Shares are traded in a currency that is not the currency of your jurisdiction, the value of the Shares to you may also be affected by movements in the exchange rate. There may also be an exchange rate risk in relation to any Plan-related currency that is not the currency of your jurisdiction. You agree that neither the Company nor any Affiliate is liable for any loss due to movements in the exchange rate or any charges imposed in relation to the conversion or transfer of currency.
(q)You acknowledge that rules on dealing notification, insider trading and market abuse (including the terms of the Company’s Insider Trading Policy) may from time to time apply to the Top Off Award and related benefits and may prohibit or delay actions or decisions in relation to such payments or benefits. You agree that you are solely responsible for compliance with such rules and that neither the Company nor any Affiliate is liable for any loss due to such rules or for any breaches of such rules by you.
(r)Under local exchange controls, currency controls or foreign asset reporting requirements, you may be subject to certain notification, approval and/or repatriation obligations with respect to Shares and any funds you may transfer or receive in connection with the Plan. Among other things, such aforementioned obligations may affect your ability to hold Shares, bring Shares into your jurisdiction, reinvest dividends and receive any applicable dividends or dividend equivalents, Share sale proceeds and other payments in a local or foreign account. You may further be subject to local securities law and/or exchange control restrictions and other obligations in the event of a resale of Shares. You agree that you are solely responsible for ensuring compliance with any such obligations that may apply to you in connection with the Plan, and the Company recommends that you obtain independent professional advice in this regard. In the event that you fail to comply with any such obligations, you agree that neither the Company nor any Affiliate is liable in any way for resulting fines or other penalties.